Exhibit 10.3

SHARE EXCHANGE AGREEMENT

BY AND AMONG

FLYWHEEL ADVANCED TECHNOLOGY, INC.

QBS SYSTEM LIMITED

AND

THE SHAREHOLDER OF QBS SYSTEM LIMITED

Dated as of December 15, 2022

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4.2	Title to Securities; Capitalization.	27
4.3	Authorization.	28
4.4	Governmental Approvals.	28
4.5	No Violations.	28
4.6	Compliance with Laws.	28
4.7	Investment Company Act.	29
4.8	SEC Filings; Financial Statements.	29

Article V REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER		29
5.1	Seller Securities.	30
5.2	Power and Authority.	30
5.3	No Conflicts.	30
5.4	Securities Representations.	30

Article VI COVENANTS		32
6.1	Conduct of Business of the Company, the Seller and its Subsidiaries.	32
6.2	Access and Information; Confidentiality.	35
6.3	Notification of Certain Matters.	37
6.4	Tax Matters.	37
6.5	Public Announcements.	37
6.6	Regulatory Matters, Applications; Cooperation.	38
6.7	Acquisition Proposal; Alternative Transactions; No Solicitation.	39
6.8	Further Assurances.	40

Article VII CONDITIONS		40
7.1	Conditions to Each Party’s Obligations.	40
7.2	Conditions to Obligations of the Company.	41
7.3	Conditions to Obligations of the Seller and the Shareholder.	42

Article VIII SURVIVAL AND INDEMNIFICATION		43
8.1	Survival.	43
8.2	Indemnification.	43
8.3	Limits on Indemnification.	43
8.4	Notice of Loss; Third Party Claims.	44

Article IX TERMINATION AND ABANDONMENT		45
9.1	Termination.	45
9.2	Effect of Termination.	46

Article X MISCELLANEOUS		46
10.1	Expenses.	46
10.2	Notices.	46
10.3	Severability.	47
10.4	Entire Agreement.	47
10.5	Assignment.	48
10.6	Amendment.	48
10.7	Waiver.	48
10.8	Third Parties.	48
10.9	Specific Performance.	48
10.10	Governing Law; Jurisdiction.	49
10.11	Waiver of Jury Trial.	49
10.12	Counterparts.	49

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Schedules and Exhibits

Schedules

Schedule 1.1(a) – Licensed Intellectual Property

Schedule 1.1(b) – Owned Intellectual Property

Schedule 2.1 List of Shareholder and Number of Exchange Shares to be Received

Schedule 7.2(k) – List of Employment Agreement Individuals

Schedule 7.2(l) – List of Non-Disclosure and Non-Compete Individuals and Entities

Exhibits

Exhibit A – Form of Lock-Up Agreement

Exhibit B – Form of Employment Agreement

Exhibit C – Form of Non-Disclosure and Non-Compete Agreement

Exhibit 7.2(h) – Seller Consents

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SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of December 15, 2022, by and among Flywheel Advanced Technology, Inc., a Nevada corporation (the “Company”), QBS System Limited, a limited company incorporated under the laws of Hong Kong with a company number of 1587852 (the “Seller”), and QBS Flywheel Limited, a company incorporated in Australia with a company number: 121831472 (the “Shareholder”).

WHEREAS, the Company is a public reporting company registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and organized under the laws of the State of Nevada;

WHEREAS, the Shareholder is the sole owner of 100% of the issued and outstanding equity securities of the Seller consisting of ordinary shares (the “Seller Securities”);

WHEREAS, the Company, the Seller, and the Shareholder desire that the Seller Securities be exchanged for shares of the Company in a transaction which will qualify as a tax-free “reorganization” under the Code (as defined below);

WHEREAS, subject to the terms and conditions of this Agreement, the Company, the Seller and the Shareholder desire to effect a transaction whereby the Shareholder will transfer, assign and deliver all of the Seller Securities owned by it, and all of its rights with respect to such Seller Securities, to the Company in exchange for the Exchange Shares (as defined below) with the result of the Seller becoming a wholly-owned subsidiary of the Company (the “Exchange”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and a material inducement to the Company’s willingness to enter into this Agreement, the Shareholder will enter into a Lock-Up Agreement with the Company, in the form attached hereto as Exhibit A (the “Lock-Up Agreement”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and a material inducement to the Company’s willingness to enter into this Agreement, each of the individuals identified as set forth in Schedule 7.2(k) will enter into an employment agreement, in the form attached hereto as Exhibit B, with Seller;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and a material inducement to the Company’s willingness to enter into this Agreement, each of the natural individuals and entities listed on Schedule 7.2(l) will enter into a Non-Disclosure and Non-Compete Agreement with the Company, in the form attached hereto as Exhibit C (the “Non-Disclosure and Non-Compete Agreement”); and

WHEREAS, the board of directors of each of the Company, the Seller and the Shareholder, respectively, have approved this Agreement and each of them has determined that this Agreement, the Exchange and the other transactions contemplated hereby are advisable and in the respective best interests of each of the Company, the Shareholder and the Seller and their respective stockholders.

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NOW, THEREFORE, in consideration of the foregoing, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which the parties hereto hereby acknowledge, the parties hereto hereby agree as follow:

Article I

Definitions

Certain Defined Terms.

For purposes of this Agreement, the following capitalized terms have the following meanings, unless otherwise specified herein:

“Acquisition Proposal” means (a) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Seller or any of its Subsidiaries, or (b) any acquisition by any Person, resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Seller or 15% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of the Seller, in each case other than the Exchange or the acquisition or disposition of inventory, equipment or other tangible personal property in the ordinary course of business.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate,” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” or “this Agreement” means this Share Exchange Agreement by and among the parties hereto (including the Exhibits and Schedules hereto and the Disclosure Letters) and all amendments hereto made in accordance with the provisions of Section 10.6.

“Alternative Transaction” means a transaction (other than the Exchange) concerning the sale or transfer of any of the shares of the Seller or other equity interests or profits of the Seller or any of its Subsidiaries, whether newly issued or already outstanding, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management contract, joint venture or partnership, or otherwise.

“Business Day” means any day (a) other than a Saturday or a Sunday, (b) on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or (c) in the case of determining a date when any payment is due, any day on which banks in New York, New York, or Hong Kong are not required or authorized by Law to be closed for business.

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“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company Disclosure Letter” means the Disclosure Letter attached hereto, delivered by the Company to the Seller in connection with this Agreement.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Effective Time” the time the Exchange shall become effective upon compliance with governmental filing requirements, such as, without limitation, filings under the Exchange Act.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environmental Law” means any Law or Governmental Order relating to (a) pollution or the protection of the environment or natural resources; (b) health and safety as such relates to exposure to any Hazardous Material; (c) Releases or threatened Releases of Hazardous Materials, or the cleanup, remediation, manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials; or (d) record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Exchange Shares” means the shares of newly issued Common Stock exchanged with the Shareholder for all the Seller Securities, pursuant the terms of this Agreement.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, experts and consultants to a party) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the other Transaction Documents any other documents related to the transactions herein, any filing required by any Governmental Authority and all other matters related to the closing of the transactions contemplated by this Agreement.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means (a) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “pollutants,” “solid wastes,” “contaminants,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, or (b) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

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“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with United States Generally Accepted Accounting Principles (“GAAP”), (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Encumbrance on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Intellectual Property” means all of the following intellectual property rights throughout the world: (a) patents and patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations and extensions thereof; (b) trademarks, service marks, trade names, trade dress and internet domain names, together with the goodwill associated exclusively therewith; (c) database rights and copyrights, including copyrights in computer software, user manuals and training materials, and other copyrightable works, including website content; (d) registrations and applications for registration of any of the foregoing under subclauses (a) – (c) of this definition; (e) trade secrets, including information, know-how, inventions, design rights (whether patentable or unpatentable), invention disclosures, ideas, formulae, models, methodologies or processes, in each case, to the extent such item qualifies as a trade secret or otherwise is protectable under applicable Law; and (f) rights to sue and recover damages for past, present, and future infringement, misappropriation, or other violation of any of the foregoing.

“Law” means any federal, national, foreign, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) or a legally binding directive of, or issued by, a Governmental Authority.

“Licensed Intellectual Property” means Intellectual Property identified on Schedule 1.1(a) that is licensed to the Seller or any of its Subsidiaries.

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“Organizational Documents” means (a) with respect to any person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (b) with respect to any person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents, and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Owned Intellectual Property” means the registered or unregistered Intellectual Property identified on Schedule 1.1(b) that is owned by the Seller or any of its Subsidiaries.

“Permitted Encumbrances” means (a) Encumbrances for water and sewer charges, Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent, or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto; (b) other Encumbrances imposed by operation of Law (including mechanics’, couriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances) arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (d) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) title of a lessor under a capital or operating lease and the terms and conditions of a lease creating any leasehold interest, or (f) Encumbrances arising under this Agreement or any other Transaction Document.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon any soil, sediment, subsurface strata, surface water, groundwater, ambient air or any other media.

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“Seller Material Adverse Effect” means any fact, condition, occurrence, development, event, circumstance, or change in or effect on the Seller or any of its Subsidiaries that, individually or in the aggregate with all other facts, conditions, occurrences, developments, events, circumstances, or changes in or effects on the Seller or any of its Subsidiaries: (a) is or would reasonably be expected to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee or independent contractor relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Seller or any of its Subsidiaries, or materially diminish the value of the Seller Securities; (b) does or would reasonably be expected to materially impair or delay the ability of the Seller to perform its respective obligations under this Agreement, including but not limited to all agreements and covenants to be performed or complied by it under the Agreement, or to consummate the transactions contemplated hereby; or (c) would reasonably be expected to materially and adversely affect the ability of the Company to operate or conduct the Seller’s business in the manner in which it is currently, or contemplated to be, operated or conducted by the Seller and its Subsidiaries; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Seller Material Adverse Effect”: (i) events, circumstances, changes or effects that generally affect the industries in which the Seller and its Subsidiaries operates the business (including legal and regulatory changes), except to the extent the Seller or any of its Subsidiaries are disproportionately affected thereby, or (ii) changes arising from the consummation of the transactions in accordance with the terms of this Agreement or any Transaction Document, or the announcement of the execution of this Agreement or the other Transaction Documents; provided, further, however, and notwithstanding anything to the contrary set forth in this “Seller Material Adverse Effect” definition, any epidemic, plague, pandemic, or other outbreak of illness or public health event, including COVID-19, and any governmental orders, lock-downs, legal and regulatory changes related to such epidemic, plague, pandemic or other outbreak of illness or public health event, including COVID-19, are specifically excluded from clause (i) above and shall be considered in determining whether a “Seller Material Adverse Effect” has occurred.

“SEC” means the United States Securities and Exchange Commission.

“Seller Disclosure Letter” means the Disclosure Letter attached hereto, dated hereof, delivered by the Seller to the Company in connection with this Agreement.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company or other organization, whether incorporated or unincorporated, which, directly or indirectly, is controlled by such Person.

“Super 8-K” means a Current Report on Form 8-K (including any amendments thereto) to be filed by the Company with the SEC four (4) Business Days following the Closing Date disclosing the consummation of the Exchange (including, but not limited to, the information required pursuant to Item 2.01 of Form 8-K (including further, for the avoidance of doubt, the information required pursuant to Item 2.01(f) thereof), in each case pursuant to applicable SEC rules and regulations.

“Tangible Personal Property” means machinery, equipment, tools, supplies, furniture, fixtures, vehicles, rolling stock and other tangible personal property, including software.

“Tax” or “Taxes” shall mean any all, tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial capital gain, income, windfall profits, severance, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges.

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Definitions.

The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Affiliate Transaction”	3.21
“Closing”	2.2
“Closing Date”	2.2
“Company”	Preamble
“Company Indemnified Party”	8.2(a)
“Company Indemnifying Party”	8.2(b)
“Exchange”	Recitals
“Exchange Act”	Recitalss
“FINRA”	4.4
“GAAP”	Definition of “Indebtedness”
“Indemnified Party”	8.3
“Indemnifying Party”	8.3
“Leases”	3.19(b)
“Loss”	8.2(a)
“Non-U.S. Benefit Plans”	3.16(b)
“Pre-Closing Period”	6.1(a)
“Required Pre-Closing Financial Statements”	6.8
“Representatives”	6.2(a)
“SEC Reports”	4.8(a)
“Securities Act”	2.6(a)
“Seller”	Preamble
“Seller Accounting Principles”	3.7(b)
“Seller Audited Financials”	3.7(a)
“Seller Unaudited Financials”	3.7(a)
“Seller Financials”	3.7(a)
“Seller Interim Financials”	3.7(a)
“Seller Material Contracts”	3.14
“Seller Permits”	3.11(b)
“Service Provider Contracts”	3.24
“Shareholder”	Preamble
“Shareholder Indemnifying Party”	8.2(a)
“Shareholder Indemnified Party”	8.2(b)
“Tax Returns”	3.18(a)
“Termination Date”	9.1
“Terminating Seller Breach”	9.1(c)
“Terminating Company Breach”	9.1(d)
“Third Party Claim”	8.4(b)
“U.S. Employee”	3.16(a)

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Interpretation and Rules of Construction.

(a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(viii) references to a Person are also to its successors and permitted assigns;

(ix) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; a

(x) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

(b) Notwithstanding anything to the contrary contained in the Disclosure Letters, or in this Agreement, the information and disclosures contained in any Section of a Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each other Section of such Disclosure Letter as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent from reading the disclosure (without knowledge of any facts not set forth on the face of such disclosure). Certain items and matters are listed in the Disclosure Letters for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in a Disclosure Letter be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement, or any Section of a Disclosure Letter shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in such Disclosure Letter. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract or agreement, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

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Article II

Description of Transaction

The Transaction.

Upon the terms and subject to the conditions of this Agreement, at the Effective Time, and without any action on the part of the holder thereof, the Shareholder hereby irrevocably assigns, and transfers to the Company, free and clear of all Encumbrances, each Seller Security held by such Shareholder as legal and beneficial owner of the Seller Security and any and all rights associated with such Seller Securities held by such Shareholder, in exchange for that number of shares of Common Stock as determined in accordance with this Agreement.

The Closing; Closing Date; Effect.

Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely, via electronic exchange of documents, or, if or to the extent such an exchange is not practicable, at a Closing, at the offices of The Crone Law Group P.C. in New York, New York as soon as practicable, but in no event later than the third Business Day, following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, and subject to the satisfaction or waiver of such conditions) or at such other place or at such other time or on such other date as the Seller and the Company may mutually agree upon in writing (the day on which the Closing takes place being the (“Closing Date”). Except as otherwise agreed in writing, the Effective Time shall be on the Closing Date.

Actions at the Closing.

At the Closing or, in the case of securities issuances, as soon thereafter as is practicable:

(a) the Seller shall deliver to the Company the various certificates, instruments and documents referred to in Section 7.2;

(b) the Seller and the Shareholder shall deliver, or cause to be delivered, executed counterparts of each other Transaction Document that is to be executed at the Closing and, in each case, to which the Seller or the Shareholder is a party;

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(c) the Company shall deliver to the Seller the various certificates, instruments and documents referred to in Section 7.3;

(d) the Shareholder shall deliver to the Company the certificate(s) representing their Seller Securities referred to in Section 7.2(g);

(e) The Company shall deliver a certificate for the Exchange Shares to the Shareholder in accordance with Section 2.4(a)s.

Exchange of Shares.

(a) At the Effective Time, by virtue of the Exchange, the issued and outstanding Seller Securities immediately prior to the Effective Time shall be exchanged for an aggregate of 8,939,600 Exchange Shares.

(b) No fractional shares of Common Stock shall be issued in connection with the Exchange, and no certificates or scrip for any such fractional shares shall be issued. The number of shares of Common Stock that would be issued to each Shareholder in connection with the Exchange (after aggregating all fractional shares of Common Stock which would have been issued to such Shareholder) shall be rounded down to the next whole share, in lieu of such fractional shares.

(c) From and after the Effective Time, the Shareholder, as the former holder of Seller Securities, shall be shareholder of the Company and shall have no rights or interest as a shareholder of the Seller.

Effect of Share Exchange.

(a) The Seller will continue to conduct its business as a wholly owned subsidiary of the Company.

(b) The Organizational Documents of the Seller in effect at the Effective Time shall continue as the Organizational Documents of the Seller.

(c) From and after the Effective Time, the directors and the executive officers of the Seller immediately prior to the Effective Time shall continue to serve as the directors and the executive officers of the Seller until their successors are duly appointed or elected.

Exemption from Registration; Rule 144.

(a) The Company intends that the Exchange Shares will be issued in transactions exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of Section 4(a)(2) of the Securities Act, and will be “restricted securities” within the meaning of Rule 144 under the Securities Act, and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (ii) an exemption from such registration exists and if requested, the holder of such securities delivers an opinion of counsel to the Company, which counsel and opinion are satisfactory to the Company, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws; and the certificates representing such shares will bear an appropriate legend and restriction on the books of Company’s transfer agent to that effect.

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(b) The Company shall timely file the reports required to be filed by it under the Securities Act and the Exchange Act, and the rules and regulations adopted by the SEC thereunder in accordance with the requirements of the Securities Act and the Exchange Act, and shall take such further action to make available adequate current public information with respect to the Company meeting the current public information requirements of Rule 144(c) under the Securities Act, to the extent required to enable the Shareholder to sell its respective Exchange Shares at all times following any applicable holding period under Rule 144 without registration under the Securities Act in accordance with the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.

Article III

REPRESENTATIONS AND WARRANTIES OF the Seller

The Seller hereby represents and warrants to the Company, subject to such exceptions as are disclosed in the Seller Disclosure Letter, as of the date of this Agreement and as of the Closing Date:

Due Organization and Good Standing.

(a) The Seller and each of its Subsidiaries, is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing, and, the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of incorporation, formation, or organization. Each of the Seller and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification.

(b) The Seller has made available to the Company complete and correct copies of the Seller’s and each of its Subsidiaries’ Organizational Documents, each in full force and effect as of immediately prior to the execution and delivery of this Agreement. None of the Seller or its Subsidiaries is in violation of any of their respective Organizational Documents.

(c) Section 3.1(c) of the Seller Disclosure Letter contains a complete and correct list of each jurisdiction in which the Seller and its Subsidiaries are organized and qualified to do business.

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Title to Securities; Capitalization.

(a) The authorized share capital of the Seller consists of 10,000 ordinary shares, HK$1.00 per share, 100 of which are issued and outstanding and all of which are owned by the Shareholder. All of the outstanding Seller Securities were duly authorized, validly issued, fully paid and nonassessable, free of Encumbrances and have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws. None of the Seller Securities are subject to, or issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the relevant law in the jurisdiction of incorporation, any of the Seller’s Organizational Documents, or any contract to which the Seller is a party or by which the Seller is bound. There are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any of the Seller Securities or any capital equity of the Seller and there are no outstanding contractual obligations of the Seller to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. None of the outstanding Seller Securities has been issued in violation of any applicable securities Laws.

(b) There are no (i) outstanding options, puts, calls, convertible securities, preemptive or similar rights, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Seller or the Shareholder, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of the Seller or any of its Subsidiaries obligating the Seller or any such Subsidiary to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, equity securities or securities convertible into or exchangeable for such securities, or obligating the Shareholder, Seller or any of its Subsidiaries to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities.

(c) There are no registration rights and there is no voting trust, proxy, rights plan, shareholder’s agreement, anti-takeover plan or other contracts or understandings to which the Seller is a party or by which the Seller is bound with respect to any of the capital stock of the Seller or any of its Subsidiaries. Except as set forth in this Agreement, as a result of the consummation of the Exchange, no shares of capital stock, warrants, options or other securities of the Seller or any of its Subsidiaries are issuable and no rights in connection with any shares, warrants, rights, options or other securities of the Seller or any of its Subsidiaries accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) All Indebtedness of the Seller and each of its Subsidiaries are disclosed in Section 3.2(d) of the Seller Disclosure Letter. Except as disclosed therein, no Indebtedness of the Seller or any of its Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Seller or any of its Subsidiaries, or (iii) the ability of the Seller or any of its Subsidiaries to grant any Encumbrance on its properties or assets.

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(e) Except as set forth in Section 3.2(e) of the Seller Disclosure Letter, since their respective formations, neither the Seller nor any of its Subsidiaries has made, declared or paid any distribution or dividend and has not repurchased, redeemed or otherwise acquired any of its securities or equity interests, and no board of directors or other governing board of the Seller or any of its Subsidiaries has authorized any of the foregoing.

Subsidiaries.

Section 3.3 of the Seller Disclosure Letter sets forth a true, complete and correct list of each of the Seller’s Subsidiaries and their respective jurisdictions of incorporation, formation or organization and capital structure. All of the capital stock and other equity interests of each of the Seller’s Subsidiaries are owned, directly or indirectly, by the Seller free and clear of any Encumbrance (other than any restriction under the applicable securities Laws) with respect thereto. All of the outstanding equity securities of each of the Seller’s Subsidiaries are duly authorized and validly issued, were offered, sold and delivered in compliance with all applicable Laws governing the issuance of securities, fully paid and nonassessable. There are no contracts to which the Seller or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any of the Seller’s Subsidiaries other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any of the Seller’s Subsidiaries is a party, or which are binding upon any such Subsidiary, providing for the issuance or redemption of any equity interests of any such Subsidiary. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any of the Seller’s Subsidiaries. Except for the interests of the Seller’s Subsidiaries listed in Section 3.3 of the Seller Disclosure Letter, the Seller does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person. Except as set forth in Section 3.3 of the Seller Disclosure Letter, none of the Seller or any of its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. Except as set forth in Section 3.3 of the Seller Disclosure Letter, there are no outstanding contractual obligations of any of the Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Authorization.

The Seller has all necessary corporate power and to enter into this Agreement and each Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and each Transaction Document to which it is a party, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereunder have been duly authorized by all requisite action on the part of the Seller and the Shareholder. This Agreement has been and, upon their execution, of the other Transaction Documents, to which the Seller is a party will have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes and, upon their execution, each of the other Transaction Documents, to which the Seller is a party, will constitute, a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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Governmental Approvals.

Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations pursuant to the applicable provisions of the Full Companies Ordinance (Cap. 622) of Hong Kong as listed on Section 3.5 of the Seller Disclosure Letter no notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority is necessary for the execution, delivery and performance by the Seller, any of its Subsidiaries, or the Shareholder of this Agreement or the consummation by the Seller. any of its Subsidiaries, or the Shareholder of the transactions contemplated by this Agreement.

No Conflict.

Except as otherwise described in Section 3.6 of the Seller Disclosure Letter, the execution and delivery by the Seller of this Agreement and the other Transaction Documents to which it is a party, the consummation by the Seller of the transactions contemplated hereby and thereby, and compliance by the Seller with any of the provisions hereof or thereof, will not, (i) conflict with or violate any provision of Seller’s Organizational Documents, (ii) require any consent, approval, waiver, or notice to, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Seller Material Contract, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, a right acceleration under, give rise to any obligation to make payments or provide compensation under, or result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) upon any of the properties, rights or assets of the Seller or any of its Subsidiaries, or (iv) subject to obtaining the consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such consent, approval, authorization or waiver having been satisfied, conflict with or violate any Law or Governmental Order to which the Seller or any of its Subsidiaries or any of their respective assets or properties is subject.

Financial Statements; Books and Records.

(a) Prior to Closing, the Seller is to provide to the Company (i) the audited consolidated balance sheets of the Seller and its Subsidiaries as of March 31, 2021 and 2022, and the related audited consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the fiscal year ended March 31, 2021 and 2022 , together with the notes to such statements and the opinion of Paris Kreit & Chui CPA LLP (“Seller Audited Financials”), (ii) the unaudited consolidated balance sheets of the Seller and its Subsidiaries as of October 31, 2022 and the related unaudited consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the period from April 1, 2022 to October 31, 2022 (the “Seller Unaudited Financials”), and (iii) the unaudited consolidated balance sheets of the Seller and its Subsidiaries as of September 30, 2022 and the related unaudited consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the six month period ended September 30, 2022 (the “Seller Interim Financials”), (collectively, clauses (i) through (iii) above, , the “Seller Financials”).

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(b) The Seller Financials (including any related notes and schedules thereto) are true and accurate and (i) present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), stockholder’s equity, and cash flows of the Seller and its Subsidiaries as of the dates and for the periods indicated in such Seller Financials (except, in the case of the Seller Unaudited Financials, for the absence of footnotes and other presentation items and normal year-end adjustments that will not be material in amount and effect), and (ii) in each case were prepared in accordance with United States Generally Accepted Accounting Principles (the “Seller Accounting Principles”), consistently applied during the periods involved, and were derived from, and accurately reflect in all material respects, the books and records of the Seller and its Subsidiaries and (iii) to the extent required for inclusion in any filings with the SEC, comply, in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC.

(c) Any additional financial statements as may be required to be delivered pursuant to the terms of this Agreement will, when delivered, (i) accurately reflect the Seller’s books and records as of the times and for the periods referred to therein, and (ii) be prepared in accordance with the Seller Accounting Principles to the extent required to be included in any filings with the SEC, methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnotes and audit adjustments in the case of unaudited financial statements), (iii) fairly present in all material respects the consolidated financial position of the Seller as of the respective dates thereof and the consolidated results of the Seller’s operations and cash flows for the periods indicated, and (iv) to the extent required for inclusion in any filings with the SEC, will comply as of the Closing Date in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC.

(d) The Seller and each of its Subsidiaries maintains a system of internal accounting controls that are sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Seller Accounting Principles and to maintain asset accountability; (c) access to property is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) All of the financial books and records of the Seller and its Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

(f) Since the Seller Interim Financials, neither the Seller nor any of its Subsidiaries (including any director, officer or employee thereof) nor the Seller’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Seller, or (ii) any fraud, whether or not material, that involves the Seller’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Seller, nor has any written complaint, allegation, assertion or claim regarding any of the foregoing or that the Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices been received by the Seller or any of its Subsidiaries.

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(g) Neither the Seller nor any of its Subsidiaries has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

Absence of Certain Changes.

Since the Seller Interim Financials, except as described in Section 3.8 of the Seller Disclosure Letter and as expressly contemplated by this Agreement, the Seller and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and then has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Seller Material Adverse Effect.

Absence of Undisclosed Liabilities.

Neither the Seller nor any of its Subsidiaries is subject to any liabilities or obligations that are not adequately reflected or reserved on or provided for in the Seller Interim Financials, other than (i) liabilities or obligations of the type that have been incurred in the ordinary course of business consistent with past practice, (ii) liabilities or obligations reflected in Section 3.9 of the Seller Disclosure Letter, and (iii) liabilities or obligations under the payment terms of Seller Material Contracts (but not including liabilities for breaches or for indemnification obligations thereunder), or (iv) that would not, individually or in the aggregate, reasonably be expected to be material to the Seller and its Subsidiaries, taken as a whole.

Compliance with Laws.

Neither the Seller nor any of its Subsidiaries is in conflict with, or in default or violation of, nor have any of them received, since their respective formations, any written notice of any conflict with, or default or violation of, (i) any applicable Law by which it or any property or asset of the Seller or any of its Subsidiary is bound or affected, including, without limitation, consumer protection, insurance or securities Laws, or (ii) any Seller Material Contract.

Regulatory Agreements; Permits.

(a) Except as disclosed in Section 3.11(a) of the Seller Disclosure Letter, there are no material written agreements, memoranda of understanding, commitment letters, or Governmental Orders to which Seller or any of its Subsidiaries is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b) Except as disclosed in Section 3.11(b) of the Seller Disclosure Letter, each of Seller, its Subsidiaries, and each employee of the Seller or any of its Subsidiaries who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Seller, or such Subsidiary, hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct the Seller’s or such Subsidiaries’ respective business as presently conducted, and to own, lease and operate the Seller’s or such Subsidiaries’ respective assets and properties (collectively, the “Seller Permits”), except for any such permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, certificates and approvals, the failure of which to obtain would not be reasonably expected to result in a Seller Material Adverse Effect. The Seller has made available to the Company true, correct and complete copies of all material Seller Permits. All of the Seller Permits are in full force and effect, and no suspension or cancellation of any of Seller Permits is pending or, to the knowledge of the Seller, threatened. Neither the Seller nor any of its Subsidiaries is in violation in any material respect with the terms of any Seller Permit.

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Litigation.

There is no material Action, or, to the knowledge of the Seller, threatened against the Seller, any of its Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such). There is no Governmental Order binding against the Seller, any of its Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement or the other Transaction Document to which the Seller is a party. The Seller and its Subsidiaries are in compliance with all Governmental Orders. Neither the Seller nor any of its Subsidiaries, have any material Actions pending against other parties. There is no Action pending or, to the knowledge of the Seller, threatened against the Seller or any of its Subsidiaries involving a claim against the Seller or any of its Subsidiaries for false advertising with respect to any of the Seller’s or any of its Subsidiaries’ products or services. Since the dates of formation of the Seller and its Subsidiaries, none of their respective current or former officers, managers or directors have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

Restrictions on Business Activities.

There is no Governmental Order binding upon the Seller or any of its Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of the Seller or any of its Subsidiaries as their businesses are currently conducted, any acquisition of property by the Seller or any of its Subsidiaries, the conduct of business by the Seller or any of its Subsidiaries as currently conducted, or the ability of the Seller or any of its Subsidiaries’ to compete with other parties.

Material Contracts.

(a) Section 3.14(a) of the Seller Disclosure Letter sets forth a true, correct and complete list of, and the Seller has made available to the Company, true, correct and complete copies of, each material written contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument in effect to which the Seller or any of its Subsidiaries is a party or by which the Seller, any of its Subsidiaries, or any of their respective properties or assets are bound or affected, (each, a “Seller Material Contract”) that:

(i) contains covenants that materially limit the ability of the Seller or any of its Subsidiaries (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

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(ii) involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $176,000;

(v) involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $176,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi) by its terms calls for aggregate payments by the Seller or any of its Subsidiaries under such contract of more than $176,000 per year or $176,000 in the aggregate over the length of the contract;

(vii) with respect to any acquisition or disposition of another Person, pursuant to which the Seller or any of its Subsidiaries has (A) any continuing indemnification obligations in excess of $176,000 or (B) any “earn out” or other contingent payment obligations;

(viii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Seller, any of its Subsidiaries, their businesses or material assets;

(ix) obligates the Seller or any of its Subsidiaries to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $176,000;

(x) is between the Seller or any of its Subsidiaries and any of their respective directors, executive officers, shareholders or Affiliates, including all non-competition, severance and indemnification agreements;

(xi) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which the Seller or any of its Subsidiaries has outstanding obligations (other than customary confidentiality obligations);

(xii) provides another Person (other than the Seller or any of its Subsidiaries) with a power of attorney;

(xiii) obligates the Seller or any of its Subsidiaries to make any capital commitment or expenditure in excess of $176,000 (including pursuant to any joint venture);

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(xiv) relates to the development, ownership, licensing or use of any Intellectual Property material to the business of the Seller or any of its Subsidiaries; or

(xv) is otherwise material to the Seller or any of its Subsidiaries or outside of the ordinary course of business of the Seller or any of its Subsidiaries and not described in clauses (i) through (xiv) above.

(b) Except as disclosed in Section 3.14(b) of the Seller Disclosure Letter, with respect to each Seller Material Contract: (i) such Seller Material Contract is valid and binding and enforceable in all respects against the Seller or the Subsidiary party thereto, and, to the knowledge of the Seller, the other party thereto, are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of the Seller Material Contract against the Seller or such Subsidiary and, to knowledge of the Seller, the other party thereto; (iii) neither the Seller or any of its Subsidiaries is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Seller or any of its Subsidiaries, or permit termination or acceleration by the other party thereto, under such Seller Material Contract; (iv) to the knowledge of the Seller, no other party to such Seller Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Seller or any of its Subsidiaries, under such Seller Material Contract, (v) no other party to such Seller Material Contract has notified the Seller or any of its Subsidiaries in writing that it is terminating or considering terminating the handling of its business by the Seller or any of its Subsidiaries or in respect of any particular product, project or service of the Seller or any of its Subsidiaries, or is planning to materially reduce its future business with the Seller or any of its Subsidiaries in any manner; and (vi) neither the Seller nor any of its Subsidiaries has waived any rights under such Seller Material Contract.

Intellectual Property.

(a) Each of the Seller and its Subsidiaries (i) has all right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, and (ii) has no Licensed Intellectual Property. Neither the Seller or any of its Subsidiaries has received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person and there is no valid basis for any such allegation.

(b) Except as set forth in Section 3.15(b) of the Seller Disclosure Letter, neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby will impair or alter the Seller’s or any of its Subsidiaries’ rights to any Owned Intellectual Property. Each item of Owned Intellectual Property is valid, enforceable and subsisting and, there is no Action that is pending or, to the Seller’s knowledge, threatened that challenges the rights of the Seller or any of its Subsidiaries to any Owned Intellectual Property or the validity, enforceability or effectiveness thereof. The Owned Intellectual Property constitutes all Intellectual Property owned by the Seller and any of its Subsidiaries.

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Employee Benefit Plans.

(a) Neither the Seller nor any of its Subsidiaries has any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), or material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, or any employment, termination, severance or other contracts or agreements to which the Seller or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by the Seller or any of its Subsidiaries for the benefit of any employee who is employed primarily in (or, in the case of any expatriate employee, whose home country is) the United States (a “U.S. Employee”).

(b) Section 3.16(b) of the Seller Disclosure Letter lists all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements, to which the Seller or any of its Subsidiaries is a party, with respect to which the Seller or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by the Seller or any of its Subsidiaries for the benefit of any Non-U.S. Employee (other than statutory plans) (collectively, the “Non-U.S. Benefit Plans”). The Seller has made available to the Company a true and complete copy of each Non-U.S. Benefit Plan.

(c) The consummation of the transactions contemplated by this Agreement, whether alone or together with any other event, will not entitle any current or former employee, manager, director or consultant of the Seller or any of its Subsidiaries’ severance pay or any other payment or accelerate the time of payment or vesting, or increase the amount of compensation, due any such employee, manager, director or consultant.

(d) With respect to each Non-U.S. Benefit Plan: (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; and (ii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(e) None of the Non-U.S. Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(f) No Non-U.S. Benefit Plan provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Seller or any of its Subsidiaries after termination of employment (other than (i) coverage mandated by applicable Laws, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof).

Employee Matters.

(a) There are no Actions pending or, to the knowledge of the Seller, threatened involving the Seller or any of its Subsidiaries and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim.

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(b) To the knowledge of the Seller, since the dates of formation of the Seller and its Subsidiaries, there has been: (i) no labor union organizing or attempting to organize any employee of the Seller or any of its Subsidiaries into one or more collective bargaining units with respect to their employment with the Seller or any of the its Subsidiaries; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Seller or any of its Subsidiaries pending with respect to their employment with the Seller or any of its Subsidiaries or threatened against the Seller or any of its Subsidiaries. Neither the Seller nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Seller or any of its Subsidiaries and no such agreement is currently being negotiated.

(c) The Seller and its Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against the Seller or any of its Subsidiaries pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the knowledge of the Seller, threatened against the Seller or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) Section 3.17 (d) of the Seller Disclosure Letter hereto sets forth a complete and accurate list of all employees of the Seller and its Subsidiaries showing for each as of that date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Seller)), (ii) any bonus, commission or other remuneration other than salary paid during the three month period ended September 30, 2022; and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee for the three month period ended September 30, 2022. Except as set forth on Section 3.17(d) of the Seller Disclosure Letter, (A) no employee is a party to a written employment agreement or contract with the Seller and each is employed “at will”, and (B) neither the Seller nor any of its Subsidiaries has not paid in full to all such employees all wages, salaries, commission, bonuses and other compensation due to such employees, including overtime compensation, and there are no severance payments which are or could become payable by the Seller or any of its Subsidiaries to any such employees under the terms of any written or oral agreement, or commitment or any Law, custom, trade or practice. Except as set forth in Section 3.17(d) of the Seller Disclosure Letter, each such employee has entered into the Seller’s, or a Subsidiary’s, standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Seller or its Subsidiaries, a copy of which has been provided to the Company by the Seller.

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(e) Section 3.17(e) of the Seller Disclosure Letter contains a list of all independent contractors (including consultants) currently engaged by the Seller and its Subsidiaries, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Section 3.17(e) of the Seller Disclosure Letter, all of such independent contractors are a party to a written agreement or contract with the Seller or one of its Subsidiaries. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with the Seller or one of its Subsidiaries, a copy of which has been provided to the Company by the Seller. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last three (3) years have been, engaged by the Seller or any of its Subsidiaries are bona fide independent contractors and not employees of the Seller or any of its Subsidiaries. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Seller or any of its Subsidiaries to pay severance or a termination fee.

Taxes and Returns.

(a) The Seller has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by the Seller or any of its Subsidiaries (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Seller Financials have been established.

(b) Section 3.18(b) of the Seller Disclosure Letter sets forth each jurisdiction where the Seller and each of its Subsidiaries’ files or is required to file a Tax Return.

(c) Neither the Seller nor any of its Subsidiaries is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d) There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against the Seller or any of its Subsidiaries in respect of any Tax, and neither the Seller nor any of its Subsidiaries has been notified in writing of any proposed Tax claims or assessments against the Seller or any of its Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Seller Financials have been established).

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(e) There are no Encumbrances with respect to any Taxes upon any of the Seller’s or its Subsidiaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Seller Financials have been established.

(f) Neither the Seller nor any of its Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Seller or any of its Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) Neither the Seller nor any of its Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

(h) Neither the Seller nor any of its Subsidiaries participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i) Neither the Seller nor any of its Subsidiaries has any liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(j) Neither the Seller nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on the Seller or any of its Subsidiaries with respect to any period following the Closing Date.

(k) Neither the Seller nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

Title to Properties; Assets.

(a) Neither the Seller nor any of its Subsidiaries owns any real property.

(b) The Seller or its Subsidiaries hold a valid and enforceable leasehold interest under each real property lease or sublease entered into by the Seller or any of its Subsidiaries (the “Leases”), free and clear of all Encumbrances, other than Permitted Encumbrances. A complete and correct list of the Leases is listed in Section 3.19(b) of the Seller Disclosure Letter and each Lease is a valid and binding obligation on the Seller or its Subsidiaries, the terms of which have been complied with by the Seller and its Subsidiaries, as applicable, and, to the knowledge of the Seller, the other parties thereto, and is enforceable and in full force and effect in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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(c) Neither the Seller nor its Subsidiaries has delivered or received any written notice of any default or breach of any Lease which has not been cured or is in the process of being cured, and to the knowledge of the Seller no event has occurred which, with notice, lapse of time or both, would constitute a material default or breach of any Lease by the Seller or its Subsidiaries. The Seller has made available to the complete and correct copies of the Leases.

(d) Except for assets sold, consumed or disposed of in the ordinary course of business since March 31, 2022, the Seller and its Subsidiaries own good title to, or hold a valid leasehold interest in or license to all of the tangible assets shown to be owned or leased by it on the Seller Interim Financials or acquired after the date thereof, free and clear of all Encumbrances, other than Permitted Encumbrances.

(e) All items of Tangible Personal Property which are owned, used or leased by the Seller or one of its Subsidiaries are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Seller or any of its Subsidiary. The operation of each of the Seller and its Subsidiaries’ respective business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Tangible Personal Property of Persons other than a member of the Seller or any of its Subsidiaries, except for such Tangible Personal Property that is owned by, leased, licensed or otherwise contracted to such entity. Any leases related to the Tangible Personal Property are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Seller or any of its Subsidiaries under any lease related to the Tangible Personal Property and the Seller has no knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any such lease, and neither the Seller nor any of its Subsidiaries has received notice of any such condition. Neither the Seller nor any of its Subsidiaries has waived any rights under any lease related to the Tangible Personal Property which would be in effect at or after the Closing. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any lease related to the Tangible Personal Property with either the Seller or one of its Subsidiaries to declare a default or to accelerate, or which does accelerate, the maturity of any obligations of the Seller or its Subsidiaries under any such lease.

(f) The Seller and each of its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Encumbrances other than Permitted Encumbrances. The assets (including Intellectual Property rights and contractual rights) of the Seller and its Subsidiaries constitute all of the assets, rights and properties that are used in the operation of the businesses of the Seller and its Subsidiaries as they are now conducted and presently proposed to be conducted or that are used or held by the Seller and its Subsidiaries for use in the operation of the businesses of the Seller and its Subsidiaries, and taken together, are adequate and sufficient for the operation of the businesses of the Seller and its Subsidiaries as currently conducted and as presently proposed to be conducted.

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Environmental Matters.

(a) Neither the Seller nor any of its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with or liability under any Environmental Law by or of the Seller or its Subsidiaries, or has assumed by contract or, to the knowledge of the Seller, operation of law any liability of any other Person arising under Environmental Law;

(b) The Seller and its Subsidiaries are in compliance in all material respects with all applicable Environmental Law;

(c) Neither the Seller nor any of its Subsidiaries (i) has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Materials; (ii) owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any liability or obligation under applicable Environmental Laws; or (iii) to the knowledge of the Seller after due inquiry, is subject to liability for any Hazardous Materials use, storage, processing, transport, disposal, exposure of any Person or contamination at the real property subject to the Leases or on any third-party property; and

(d) Each of the Seller and its Subsidiaries holds and is in compliance in all material respects with all the Seller Permits required to conduct its business and operations under all applicable Environmental Law.

Transactions with Affiliates.

Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, manager, officer or other Affiliate of the Seller or any of its Subsidiaries, to the knowledge of the Seller, has or has had, directly or indirectly: (a) a material economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Seller or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell; (b) a material economic interest in any Person that purchases from or sells or furnishes to the Seller or any of its Subsidiaries, any goods or services; (c) a material beneficial interest in any Material Contract of the Seller; or (d) any contractual or other arrangement with the Seller or any of its Subsidiaries, other than customary indemnity arrangements (each, an “Affiliate Transaction”); provided, however, that ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 3.21.

Insurance.

Neither the Seller nor any of its Subsidiaries have any insurance policies issued in favor of the Seller or any of its Subsidiaries, or pursuant to which the Seller, or any of its Subsidiaries or any of their respective directors or officers are a named insured or otherwise a beneficiary.

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Accounts Receivable.

All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Seller or any of its Subsidiaries, in accordance with the Seller Accounting Principles arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Seller or its Subsidiaries, as applicable, arising from their respective businesses. None of the Seller’s nor its Subsidiaries’ accounts receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Seller Financials.

Service Contracts.

Section 3.24 of the Seller Disclosure Letter sets forth a correct and complete list of all material contracts with service providers (the “Service Provider Contracts”) to which the Seller and any of its Subsidiaries is a party. None of the Service Provider Contracts has been cancelled or otherwise terminated or, to the Sellers’s knowledge, no such termination has been threatened by any party to such contract. Neither the Seller nor any of its Subsidiaries has received any notice, and has no reason to believe, that any of its service providers has ceased, or intends to cease, to supply services to the Seller and its Subsidiaries or otherwise materially reduce its relationship with the Seller or any of its Subsidiaries. To the knowledge of the Seller, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Seller or any of its Subsidiaries under the terms of the Service Provider Contracts

Investment Company Act.

Neither the Seller nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Information Supplied.

None of the information supplied or to be supplied by, and relating to, the Seller for inclusion, or included, in any documents to be filed with the SEC, any state securities commission or any other federal or state regulatory agency in connection with the transactions contemplated hereby will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which the Seller is responsible for filing with any regulatory agency in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

Finders and Brokers.

Neither the Seller, its Subsidiaries, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement or any other Transaction Document.

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Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Seller, subject to such exceptions as are disclosed in the Company Disclosure Schedule, as of the date of this Agreement and as of the Closing Date:

Organization and Qualification.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate, organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Title to Securities; Capitalization.

(a) The authorized capital stock of the Company consists of 550,000,000 shares of Common Stock, par value $0.0001 per share. The shares of Common Stock are eligible for quotation on the OTC Markets. As of the date of this Agreement, there are 17,751,564 shares of Common Stock issued and outstanding as of the date of this Agreement. All outstanding shares of Common Stock are, and all shares of Common Stock that may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any pre-emptive rights. or any similar right under any provision of the relevant laws of the Nevada Revised Statutes, the Company’s Organizational Documents or any contract to which the Company is a party or by which the Company is bound.

(b) Except as set forth in the SEC Reports or Section 4.2(b) of the Company Disclosure Letter, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of Company or obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, their respective capital stock or securities convertible into or exchangeable for such shares or interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital equity.

(c) Except as set forth in in the SEC Reports or Section 4.2(c) of the Company Disclosure Letter, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other contracts or understandings to which the Company is a party or by which the Company is bound with respect to any of its capital stock. Except as set forth in Section 4.2(c) of the Company Disclosure Letter, as a result of the consummation of the Exchange, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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Authorization.

The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document, to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Transaction Document, to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Company’s board of directors, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the other Transaction Documents to which it is a party, or to consummate transactions contemplated hereby and thereby. This Agreement has been, and, upon their execution, the other Transaction Documents to which the Company is a party, will be, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and, upon their execution and delivery, the other Transaction Documents, by the other parties hereto and there and thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity.

Governmental Approvals.

Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) required to be made with or obtained from the SEC, (ii) such filings as contemplated by this Agreement, including pursuant to the Exchange, (iii) for applicable requirements, if any, state securities, takeover and “blue sky” Laws, the Securities Act, the Exchange Act, and the Financial Industry Regulatory Authority (“FINRA”) no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by the Company with, or obtained by the Company from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party, or the consummation of the transactions contemplated hereby, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

No Violations.

Except as set forth in the SEC Reports, no Action by or against the Company is pending or, to the best knowledge of the Company, threatened, which could affect the legality, validity or enforceability of this Agreement or the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

Compliance with Laws.

Except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which it is a party, the business of the Company is not conducted in violation of any applicable Law. The Company has not received any notice or communication of any material noncompliance with any Laws that has not been cured as of the date of this Agreement or is otherwise disclosed in the SEC Reports.

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Investment Company Act.

The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

SEC Filings; Financial Statements.

(a) The Company has filed all SEC reports required to be filed by it under the Exchange Act or otherwise, including pursuant to Section 13(a) or 15(d) thereof, since January 2020 (the foregoing materials being collectively referred to herein as the “SEC Reports”). Each of the SEC Reports, at the time of its filing or being furnished (or, if amended, as of the date of such amendment) complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to the SEC Reports. To the Company’s knowledge, the Company is in compliance in all material respects with all of the applicable rules of the OTC Markets. True, correct, and complete copies of all the SEC Reports are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC.

(b) The financial statements included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments as permitted by the applicable rules and regulations of the SEC. The disclosure set forth in the SEC Reports, regarding the Company’s business is current and complete and accurately reflects the Company’s operations as it exists as of the date hereof.

Article V

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

As an inducement to the Company to enter into this Agreement, the Shareholder hereby represents and warrants to the Company, subject to such exceptions as are disclosed in the Seller Disclosure Letter, as of the date of this Agreement and as of the Closing Date, .

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Seller Securities.

The Seller Securities represent 100% of the issued and outstanding capital stock of the Seller. The Shareholder is the record owner, and has good, valid and marketable title to all the Seller Securities. The Shareholder has the right and authority to sell and deliver its Seller Securities, free and clear of all Encumbrances or adverse claims of any nature whatsoever. Upon delivery of any certificate or certificates duly assigned, representing the Seller Securities as herein contemplated or upon registering of the Company as the new owner of the Seller Securities in the share register of the Seller, the Company will receive good title to the Seller Securities owned by the Shareholder, free and clear of all Encumbrances.

Power and Authority.

The Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which the Shareholder is a party, to consummate the transactions contemplated by this Agreement and such other Transaction Documents, and to perform its obligations under this Agreement and such other Transaction Documents. This Agreement and each other Transaction Document to which such Shareholder is a party constitutes a legal, valid and binding obligation of the Shareholder, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

No Conflicts.

The execution and delivery of this Agreement and each other Transaction Document to which Shareholder is a party by Shareholder and the performance by Shareholder of its obligations hereunder in accordance with the terms hereof and thereof: (a) will not require the consent of any third party or governmental entity under any Laws; (b) will not violate any Law applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

Securities Representations.

(a) Investment Purposes. The Shareholder is acquiring the Exchange Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part in any transactions that would be in violation of the Securities Act or any state securities or “blue-sky” laws. No other Person has a direct or indirect beneficial interest in, and such Shareholder does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third party, with respect to, the Exchange Shares or any part thereof that would be in violation of the Securities Act or any state securities or “blue-sky” laws or other applicable Law.

(b) No General Solicitation. The Shareholder is not receiving the Exchange Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; or presented at any seminar or similar gathering; or any solicitation of a subscription by a Person, other than Company personnel, previously known to the Shareholder.

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(c) No Obligation to Register Shares. Each Shareholder understands that the Company is under no obligation to register the Exchange Shares under the Securities Act, or to assist such Shareholder in complying with the Securities Act or the securities laws of any state of the United States or of any foreign jurisdiction. The Shareholder understands that the Exchange Shares must be held indefinitely unless the sale thereof is subsequently registered under the Securities Act and applicable state securities laws or exemptions from such registration are available. All certificates evidencing the Exchange Shares will bear a legend stating that the Exchange Shares have not been registered under the Securities Act or state securities laws and they may not be transferred or resold unless they are registered under the Securities Act and applicable state securities laws or exempt therefrom.

(d) Investment Experience. The Shareholder, or its professional advisor, has such knowledge and experience in finance, securities, taxation, investments and other business matters as to evaluate investments of the kind described in this Agreement. By reason of the business and financial experience of such Shareholder or its professional advisor, the Shareholder can protect its own interests in connection with the transactions described in this Agreement. The Shareholder is able to afford the loss of its entire investment in the Exchange Shares.

(e) Exemption from Registration. The Shareholder acknowledges its understanding that the offering and sale of the Exchange Shares is intended to be exempt from registration under the Securities Act. In furtherance thereof, in addition to the other representations and warranties of the Shareholder made herein, the Shareholder further represents and warrants to and agrees with the Company as follows:

(i) The Shareholder has the financial ability to bear the economic risk of its investment, has adequate means for providing for its current needs and personal contingencies and has no need for liquidity with respect to the Exchange Shares;

(ii) The Shareholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Exchange Shares;

(iii) The Shareholder has been provided an opportunity for a reasonable period of time prior to the date hereof to obtain additional information concerning the Company and all other information to the extent the Company possesses such information or can acquire it without unreasonable effort or expense; and

(iv) The Shareholder has reviewed the documents filed by the Company with the SEC and has also considered the uncertainties and difficulties frequently encountered by companies such as the Company.

(f) No Reliance. Other than as set forth herein, no Shareholder is relying upon any other information, representation or warranty by the Company or any officer, director, stockholder, agent or representative of the Company in determining to invest in the Exchange Shares. The Shareholder has consulted, to the extent deemed appropriate by it, with the Shareholder’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Exchange Shares and on that basis believes that its investment in the Exchange Shares is suitable and appropriate for the Shareholder.

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(g) No Governmental Review. The Shareholder is aware that no federal or state agency has (i) made any finding or determination as to the fairness of this investment, (ii) made any recommendation or endorsement of the Exchange Shares or the Company, or (iii) guaranteed or insured any investment in the Exchange Shares or any investment made by the Company.

(h) Shell Company. The Shareholder expressly acknowledges that it is aware that the Company is a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act, and that the resale of the Exchange Shares being received in the Exchange are subject to the additional requirements under Rule 144(i)(2), namely that: (a) the Company would need to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (b) the Company would need to have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and (c) a full twelve months would need to have passed after the Company filed current “Form 10 information” with the SEC reflecting its status as an entity that is no longer a shell company.

Article VI

COVENANTS

Conduct of Business of the Company, the Seller and its Subsidiaries.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Pre-Closing Period”), except as expressly contemplated by this Agreement and the other Transaction Documents, or as set forth on Section 6.1 of the Seller Disclosure Letter, each of the Shareholder and the Seller shall and shall cause its Subsidiaries to (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice; (ii) comply with all Laws applicable to the Seller and its Subsidiaries and their respective businesses, assets and employees; and (iii) preserve intact, in all material respects, their respective business organizations, maintain existing relations with all of the Company’s key customers, service providers, suppliers, and creditors, and keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, and to preserve the possession, control and condition of their respective assets, all as consistent with past practice.

(b) Without limiting the generality of the foregoing clause (a), and except as contemplated by the terms of this Agreement or as set forth in Section 6.1 of the Seller Disclosure Letter without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Seller shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, any of the Seller’s or its Subsidiaries’ Organizational Documents;

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(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities or other securities or interests, including any securities convertible into or exchangeable for any of its equity securities or securities interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other securities or equity interests;

(iii) split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities or securities interests;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, liability or obligation of any Person;

(v) increase the wages, salaries or compensation of any of its employees by more than five percent (5%), or increase bonuses for the foregoing individuals in excess of five percent (5%), or make commitments to advance with respect to bonuses for fiscal year 2022, or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any Non-U.S. Benefit Plan with, for or in respect of any current consultant, officer, manager, director or employee, in each case other than as required by applicable Law, pursuant to the terms of any such Benefit Plan, or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with Seller Accounting Principles.;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any Owned Intellectual Property, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(viii) terminate or waive or assign any material right under any Seller Material Contract or any of the Leases, or enter into any contract (A) involving amounts potentially exceeding $176,000 per year, (B) that would be a Seller Material Contract; or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of sixty (60) days or less;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any new Subsidiary or enter into any new line of business;

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(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Seller or its Subsidiaries, in an amount and scope of coverage as is comparable to that which are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with Seller Accounting Principles or GAAP and approved by its outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by the Seller or its Affiliates) not in excess of $176,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any claims, liabilities or obligations, unless such amount has been reserved in the Seller Financials;

(xiv) close or materially reduce any activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xvi) make capital expenditures in excess of $176,000 (individually or in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $150,000 in the aggregate other than pursuant to the terms of a Seller Material Contract or Non-U.S Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of the securities or the capital equity of the Seller or its Subsidiaries;

(xxi) take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

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(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

(xxiii) authorize or agree to do any of the foregoing actions.

Access and Information; Confidentiality.

(a) During the Pre-Closing Period, the Seller and its Subsidiaries shall give, and shall direct its accountants and legal counsel to give, the Company, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the Company), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to the Seller or its Subsidiaries, as the Company may reasonably request regarding any of the Seller’s or any of its Subsidiaries’ business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Pre-Closing Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such party’s respective officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the “Representatives”) to reasonably cooperate with the Company in its investigation; provided that the Company shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the party providing such information; provided, further that in no event shall the Company or its Subsidiaries have access to any information that, based on advice of counsel, disclosure of such information (i) would violate applicable Laws or at the request of any Governmental Authority having jurisdiction over the Seller or its Subsidiaries, or (ii) would waive attorney-client privilege, and, in each such case, the Company shall only be entitled to withhold those portions of such information which are subject to the foregoing limitations. No information or knowledge obtained by the Company hereto pursuant to this Section 6.2(a) will affect or be deemed to modify any representation or warranty of the Seller or the Shareholder contained herein.

(b) The parties hereto acknowledge and agree that the existence and terms of this Agreement, the Exchange and the other Transaction Documents are strictly confidential and that they and their respective Representatives shall not disclose to the public or to any third Person the terms of this Agreement, the Exchange or the other Transaction Documents other than with the express prior written consent of the other parties hereto, except (i) as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over the such party or any of its Representatives, control persons or Affiliates (including, without limitation, to the extent applicable, the rules and regulations of the SEC and FINRA), (ii) as required to carry out a party’s obligations hereunder, or (iii) as may be required to defend any action brought against such Person in connection with the Exchange.

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(c) Each of the parties hereto shall use their best efforts and cause their respective Affiliates and Representatives to use their respective best efforts to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other parties, all confidential information of the Company and the Seller, as the case may be, that is made available in connection with this Agreement, and will not release or disclose such confidential information to any other Person, except to their respective auditors, attorneys, financial advisors and other consultants, agents, and advisors in connection with this Agreement. If the Closing does not occur, (i) such confidence shall be maintained by the parties hereto, and each such party shall use its reasonable efforts to cause its Affiliates and Representatives to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such party, its Representatives or such other Persons in contravention of this Agreement), and (ii) upon the request of any party, the other party shall promptly return to the requesting party any written materials remaining in its possession, which materials it has received from the requesting party or its Representatives, together with any analyses or other written materials based upon the materials provided.

(d) From and after the Closing and until the fifth anniversary of the Closing, the Shareholder shall, and shall cause their respective Representatives to, hold, and shall use their respective reasonable best efforts to cause their Representatives to, hold in confidence any and all non-public or otherwise confidential information, whether written or oral, concerning the Company, the Seller and the Seller’s business and business operations. In the event that a Shareholder or any such Representative becomes legally compelled to disclose any such confidential information, the Shareholder shall provide notice to the Company in writing and consult with the Company regarding the disclosure of such information and use their commercially reasonable efforts to obtain any appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. In the event that such protective order or other remedy is not obtained, or the Company waives compliance with this Section 6.2(d), the Shareholder shall furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information. The Shareholder shall promptly furnish (prior to, at, or as soon as practicable following, the date hereof) to the Company any and all copies (in whatever form or medium) of all such confidential information then in the possession of such Shareholder or any of their respective Representatives and, except as otherwise required by Section 6.2(a) to fulfill Seller’s obligations, destroy any and all additional copies then in the possession of any such Shareholder or any of their respective Representatives of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this Section 6.2(d) shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Shareholder or any of its Representatives; and provided, further, that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

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Notification of Certain Matters.

Each of the Company and the Seller shall give prompt notice to the others (and, if in writing, furnish copies of) if any of the following occurs during the Pre-Closing Period: (a) there has been a material failure on the part of the party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (b) receipt of any notice or other communication in writing from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement and the other Transaction Documents; (c) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement and the other Transaction Documents; (d) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Exchange set forth in Article VII not being satisfied or the satisfaction of any of those conditions being materially delayed; or (e) the commencement or threat, in writing, of any Action against any party hereto or any of its Affiliates, or any of their respective properties or assets, or, to the knowledge of the Company and the Seller, as applicable, any officer, director or partner, in his or her capacity as such of the Company or the Seller, as applicable, or any of their Affiliates with respect to the consummation of the Exchange. No such notice to any party hereto shall constitute an acknowledgement or admission by such party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Exchange have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement or the other Transaction Documents have been breached. Moreover, no information or knowledge obtained by any party hereto pursuant to this Section 6.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Exchange.

Tax Matters.

Notwithstanding anything to the contrary contained herein, the Seller shall pay all Transfer Taxes, including any Stamp Duties pursuant to Hong Kong law, required to be paid by the Seller, any of its Subsidiaries, or the Shareholder incurred in connection with the Exchange. The party hereto required by applicable Law to file any Tax Returns with respect to any such Transfer Taxes shall be responsible for the preparation and filing of such Tax Return, and the other parties hereto will join in the execution of any such Tax Returns if required by applicable Law.

Public Announcements.

The Company and the Seller agree that no public release or announcement concerning this Agreement, the other Transaction Documents or the Exchange shall be issued by them or any of their Affiliates without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable party shall use commercially reasonable efforts to allow the other party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that the Company or the Seller may make public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and the Seller. The Seller may make any statements or communications to its officers or employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement or the other Transaction Documents; provided that, prior to making any broad-based statements or communications to its officers or employees, the Seller shall provide the Company with a copy of the intended communication and consider any comments of the Company in good faith.

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Regulatory Matters, Applications; Cooperation.

(a) Each of the Company and the Seller shall, upon request, furnish to the others all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with preparation and filing of any statement, filing, notice or application made by or on behalf of the Company or the Seller or any of their respective Subsidiaries to any Governmental Authority, in connection with the Exchange and the other transactions contemplated by this Agreement or the other Transaction Documents.

(b) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Exchange or any other transaction contemplated by this Agreement or the other Transaction Documents, each of the Company and the Seller shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(c) Prior to the expiration of the Pre-Closing Period, the Seller shall use its commercially reasonable efforts to obtain any consents of third parties with respect to any Seller Material Contract as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby.

(d) As promptly as practicable after the furnishing by the Seller of all information regarding it required to be reflected therein, the Company shall file: (i) the applications, notices, waiver requests or other appropriate filings with the any regulatory agency having authority over the Exchange and the transactions contemplated hereby, including, in accordance with Section 6.9 below, the Super 8-K and any other Current Reports on Form 8-K before or after the Closing, required by applicable law and regulation for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and (ii) any other applications for regulatory or other approvals deemed necessary or appropriate by the Company. To the extent available, the Company shall request expedited treatment of such applications, and shall take reasonable steps to pursue approval of the applications. The Seller agrees that it shall, and shall cause its employees, agents, representatives, and advisors to, cooperate with the Company and its advisors in the preparation and filing of the regulatory applications, including by providing on a prompt basis information requested by the Company or its advisors for inclusion in such documents, and by providing comments on drafts of such documents on a timely basis.

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(e) Each of the Company and the Seller shall promptly advise the other upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement or the other Transaction Documents, that causes such party to believe that there is a reasonable likelihood that any requisite approval will not be obtained or that the receipt of any such approval may be materially delayed, and, to the extent permitted by applicable Law, shall promptly provide the other party with a copy of such communication.

Acquisition Proposal; Alternative Transactions; No Solicitation.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement by its terms, neither the Shareholder nor the Seller shall, and shall cause its Subsidiaries and its and their respective directors, officers and other employees and direct all other Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Seller or any of its Subsidiaries to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of the Seller or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction.

(b) The Seller and the Shareholder, as applicable, shall promptly (and in no event later than twenty-four (24) hours after becoming aware of any Acquisition Proposal, offer or request for information) notify the Company of any proposals, offers or requests for information made with respect to an Alternative Transaction following the Seller’s, or such Shareholder’s awareness thereof and provide the Company a copy of such Acquisition Proposal, offer or request for information made with respect to an Alternative Transactions, if in writing. The Seller or Shareholder, as applicable, shall and shall instruct and cause any Representatives acting on their behalf to, and the Seller shall instruct and cause its officers and directors to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to a possible Alternative Transactions.

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Financial Statements. Prior to the Closing, the Seller shall deliver to the Company the (i) the audited consolidated balance sheets of the Seller and its Subsidiaries as of March 31, 2021 and 2022, and the related audited consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the fiscal year ended March 31, 2021 and 2022, together with the notes to such statements and the opinion of Paris Kreit & Chui CPA LLP, and (ii) the unaudited consolidated balance sheets of the Seller and its Subsidiaries as of October 31 , 2022 and the related unaudited consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the period from April 1, 2022 to October 31, 2022, clause (i) and (ii), collectively, the “Required Pre-Closing Financial Statements”).

Post-Closing Covenant. Prior to and following the Closing, the Seller and the Shareholder shall use their best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to assist the Company prepare and file the Super 8-K with the SEC pursuant to applicable SEC rules and regulations.

Further Assurances.

The Company, the Seller and the Shareholder shall further cooperate with each other and use their respective reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement, the other Transaction Documents and applicable Laws to consummate the Exchange and the other transactions contemplated by this Agreement and the other Transaction Documents as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement or the other Transaction Documents) as soon as practicable, including regulatory approvals or permits required, and any other consents, registrations, approvals, permits and authorizations as may be agreed upon by the parties hereto.

Article VII

CONDITIONS

Conditions to Each Party’s Obligations.

The obligations of each party hereto to consummate the Exchange and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Closing Date, of the following condition:

(a) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and makes illegal or otherwise prohibits the acquisition of Seller Securities, the Exchange or the other transactions or agreements contemplated by this Agreement, or which otherwise prevents or prohibits consummation of any other transactions contemplated by this Agreement.

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Conditions to Obligations of the Company.

The obligations of the Company to consummate the Exchange are subject to the satisfaction of the Seller or waiver by the Company, at or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Seller set forth in Section 3.1 (Due Organization and Good Standing), Section 3.2 (Title to Securities; Capitalization), Section 3.3 (Subsidiaries), Section 3.4 (Authorization) and Section 3.26 (Finders and Brokers) and of the Shareholder set forth in Section 5.1 (Seller Securities), Section 5.2 (Power and Authority), and Section 5.4 (Securities Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time).

(ii) Each of the representations and warranties of the Seller and the Shareholder not listed in Section 7.2(a)(i) (without giving effect to any limitation as to “materiality” or “Seller Material Adverse Effect”) shall be true and correct as of date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Seller Material Adverse Effect.

(b) Agreements and Covenants. The Seller and its Subsidiaries shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c) Officer Certificate. The Seller shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer certifying in such capacity as to the satisfaction of the conditions specified in Sections7.2(a)(i), 7.2(a)(ii) and 7.2(b).

(d) Secretary’s Certificate. The Seller shall have delivered to the Company: (i) true copies of its Organizational Documents as in effect as of the Closing Date, (ii) certificates of good standing (or similar documents applicable for such jurisdictions) for each of the Seller and its Subsidiaries, certified as of a date no later than five (5) Business Days prior to the Closing Date from the proper Governmental Authority of the entity’s jurisdiction of organization; (iii) true copies of the resolutions of their respective boards of directors and the Shareholder authorizing the execution, delivery and performance of this Agreement, and the consummation of the Exchange and each of the transactions contemplated hereby, and (iv) certifying the incumbency of officers authorized to execute this Agreement.

(e) Seller Material Adverse Effect. No Seller Material Adverse Effect shall have occurred since the date of this Agreement.

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(f) Surrender of Seller Certificates. The Shareholder shall have surrendered to the Company or its registrar or transfer agent the certificates representing the Seller Securities owned by the Shareholder, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in a form acceptable for transfer on the books of the Seller.

(g) Seller Consents. The authorizations, approvals and permits required to be obtained from or made with any third party in order to consummate the transactions contemplated by this Agreement, as set forth in Exhibit 7.2(h) attached hereto shall have each been obtained or made.

(h) Financial Statements. The Company shall have received the Seller Financials.

Conditions to Obligations of the Seller and the Shareholder

The obligations of the Seller and the Shareholder to consummate the Exchange are subject to the satisfaction by the Company or waiver by the Seller and the Shareholder, at or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement (without giving effect to any limitation as to “materiality”) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a material adverse effect.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer Certificate. The Company shall have delivered to the Seller a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying in such capacity as to the satisfaction of the conditions specified in Sections 7.3(a) and 7.3(b).

(d) Secretary’s Certificate. The Company shall have delivered to the Seller true copies of the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of the Exchange and each of the transactions contemplated hereby.

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Article VIII

SURVIVAL AND INDEMNIFICATION

Survival.

Survival of Representations and Warranties. The representations and warranties of the Seller, the Shareholder and the Company made pursuant to Sections 3.1 (Due Organization and Good Standing), 3.2 (Title to Securities; Capitalization), 3.3 (Subsidiaries), 3.4 (Authorization), and 3.26 (Finders and Brokers), Sections 5.1 (Seller Securities), 5.2 (Power and Authority), 5.3 (No Conflicts), and 5.4 (Securities Representations) and Sections 4.1 (Organization and Qualification), 4.2 (Title to Securities; Capitalization) and 4.3 (Authorization), respectively, shall survive the Closing until the first anniversary of the Closing Date; provided, however, that any representation or warranty the breach or violation of which is made the basis of a claim for indemnification will survive until such time as such claim is finally resolved in accordance with this Agreement.

Indemnification.

(a) Indemnification by the Shareholder. Subject to the terms and conditions of this Article VIII, the Shareholder (including their Affiliates and successors or assigns) (the “Shareholder Indemnifying Parties”) shall indemnify and hold harmless the Company and its Affiliates, and their respective successors and permitted assigns (each, a “Company Indemnified Party”) from and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually paid, suffered, incurred by, or imposed upon, them (including any Action brought or otherwise initiated by any of them) (any of the foregoing, a “Loss”) arising out of or resulting from (a) any breach of any of the Seller’s or the Shareholder’s representations and warranties set forth in Section 8.1, or (b) any breach or nonperformance of any covenant or agreement made by the Seller or the Shareholder contained in this Agreement to be performed subsequent to the Effective Time.

(b) Indemnification by the Company. Subject to the terms and conditions of this Article VIII, the Company (including its Affiliates and successors or assigns) (the “Company Indemnifying Parties”) shall indemnify and hold harmless the Shareholder and its successors and permitted assigns (each, a “Shareholder Indemnified Party”) from and against any and all Losses arising out of or resulting from (i) any breach of any of the Company’s representations and warranties set forth in Section 8.1, or (ii) any breach or nonperformance of any covenant or agreement made by Company in this Agreement to be performed subsequent to the Effective Time.

Limits on Indemnification.

The Shareholder Indemnifying Persons and the Company Indemnifying Parties (each, an “Indemnifying Party”) shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or 8.2(b), respectively, unless and until the aggregate amount of indemnifiable Losses which may be recovered from such Indemnifying Party equals or exceeds $ 250,000 whereupon the Shareholder Indemnified Persons and the Company Indemnified Parties (each, an “Indemnified Party”), respectively, shall be entitled to indemnification for the full amount of such Losses. In no event shall the aggregate indemnification actually paid by an Indemnifying Party pursuant to Section 8.2, taken together with all other indemnification actually paid by such Indemnifying Party pursuant to Section 8.2 in respect of breaches of any representations or warranties, exceed $ 250,000. Payments pursuant to Section 8.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by an Indemnified Party in respect of any such claim. The Indemnified Party shall take, and cause their respective Representatives to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss; provided, that nothing herein shall require any Indemnified Party to file any claim under any insurance policy.

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Notice of Loss; Third Party Claims.

(a) An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for a Loss under this Article VIII, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VIII. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five (5) days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

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Article IX

TERMINATION AND ABANDONMENT

Termination.

This Agreement may be terminated, and the Exchange and the other transactions contemplated hereby may be abandoned at any time prior to the Closing Date, notwithstanding any approval of the matters presented in connection with the Exchange by the Shareholder (the date of any such termination, the “Termination Date”), as follows:

(a) by mutual written consent of each of the Seller and the Company, as duly authorized by the Company’s board of directors and the Seller’s board of directors;

(b) by written notice by either the Company or the Seller, if (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law or taken any other Action that is, in each case, then in effect and is final and non-appealable and has the effect of restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement or the agreements contemplated hereby, or (ii) any Governmental Authority shall have finally, without the right to appeal, declined to grant any of the regulatory approvals referred to in Section 7.1(b); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Governmental Order to have been enacted, issued, promulgated, enforced or entered;

(c) by written notice by the Company, if there has been a breach by the Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Seller shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 7.2 (a “Terminating Seller Breach”); provided, however, that if such Terminating Seller Breach is curable by the Seller prior to the Closing Date, then the Company may not terminate this Agreement under this Section 9.1(c) for ten (10) calendar days after delivery of written notice from the Company to the Seller of such Terminating Seller Breach, provided the Seller continues to exercise its reasonable best efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(c) if it shall have materially breached this Agreement or if such Terminating Seller Breach is cured during such ten (10) calendar day period); or

(d) by written notice by the Seller, if there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 7.3 (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company prior to the Closing Date, then the Seller may not terminate this Agreement under this Section 9.1(d) for ten (10) calendar days after delivery of written notice from the Seller to the Company of such Terminating Company Breach, provided the Company continues to exercise commercially reasonable efforts to cure such Terminating Company Breach (it being understood that the Seller may not terminate this Agreement pursuant to this Section 9.1(d) if they shall have materially breached this Agreement or if such Terminating Company Breach is cured during such ten (10) calendar day period).

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Effect of Termination.

(a) In the event that this Agreement is validly terminated in accordance with Section 9.1, then each of the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the other parties hereto; provided, that the obligations of the parties hereto set forth in this Section 9.2, Section 6.2 (Confidentiality), Section 6.5 (Public Announcements) and Article X (Miscellaneous) hereof shall survive any such termination and shall be enforceable hereunder.

(b) Nothing in this Section 9.2 shall relieve any of the parties hereto of any liability for a material breach of any of its covenants or agreements or material breach of its representations and warranties contained in this Agreement prior to the date of termination.

Article X

MISCELLANEOUS

Expenses.

Except as otherwise specified in this Agreement, all Expenses shall be paid by the party incurring such costs and expenses, whether or not the Exchange or the Closing shall have occurred.

Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

(a)	if to the Company, to:

Flywheel Advanced Technology, Inc. 123 West Nye Lane, Suite 455,

Carson City, NV 89706

Attention: Tang Siu Fung

President and Chief Executive Officer

Email:

with a copy to:

The Crone Law Group P.C.

500 Fifth Avenue

Suite 938

New York, NY 10110

Attention: Mark Crone

Email:

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(b)	if to Seller, to:

QBS System Limited

Unit 327

Building 16W

16 Science Park West Avenue

Shatin, N.T., Hong Kong

Attention: Gary Wong

Email: gary@qbssystem.com

(c)	If to the Shareholder to:

QBS Flywheel Limited

“GATEWAY” L36

1 Macquarie PI

SYDNEY NSW

2000

Attention: Ricky Wong

Email: ir@qbsflywheel.com

Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Entire Agreement.

This Agreement, the Seller Disclosure Letter, the Company Disclosure Letter and the other Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

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Assignment.

This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Company (which consent may be granted or withheld in the sole discretion of the Company) and any such assignment or attempted assignment without such consent shall be null and void.

Amendment.

This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 10.7.

Waiver.

Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other parties or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Third Parties.

Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for, or the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party, unless otherwise specified herein. Except for the provisions of Article VIII relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Specific Performance.

The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

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Governing Law; Jurisdiction.

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Nevada applicable to contracts executed in and to be performed in that State without giving effect to any choice or conflict of law provision or rule. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Nevada for the purpose of any Action, directly or indirectly, arising out of, relating to, or in connection with this Agreement brought by any party hereto; (b) agrees that service of process will be validly effected by sending notice in accordance with Section 10.2; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim, whether actual or potential, known or unknown, suspected or unsuspected, based upon past or future events, now existing or coming into existence in the future, that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of Nevada; (iii) such Action is brought in an inconvenient forum; (D) that the venue of such Action is improper; or (iv) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

Waiver of Jury Trial.

Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, relating to, or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver; and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated by this agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

Counterparts.

This Agreement may be executed and delivered (including by electronic transmission such as by electronic mail in “.pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

FLYWHEEL ADVANCED
TECHNOLOGY, INC.

By:	/s/ Tang Siu Fung
Name:	TANG SIU FUNG
Title:	DIRECTOR

QBS SYSTEM LIMITED

By:	/s/ Wong Chi Fung
Name:	WONG CHI FUNG
Title:	DIRECTOR

SHAREHOLDER:
QBS FLYWHEEL LIMITED

By:	/s/ Wong Ka Ki
Name:	WONG KA KI
Title:	DIRECTOR

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

Schedule 1.1(a) – Licensed Intellectual Property

There is no Licensed Intellectual Property with the Seller.

Schedule 1.1(b) – Owned Intellectual Property

There is no Owned Intellectual Property with the Seller.

Schedule 2.1 List of Shareholder and Number of Exchange Shares to be Received

Name of Shareholder	Number of Exchange Shares to be received
QBS Flywheel Limited (Australian	8,939,600
Company Number: 121831472)
Total	8,939,600

Schedule 7.2(k) – List of Employment Agreement Individuals

The following individuals have entered into an Employment Agreement with the Seller:

1.	LAU Kai Yan
2.	CHOW Wing Chun
3.	CHAN Chun Ting
4.	WONG Chi Fung
5.	ZOU Xin
6.	LIN Qiuyue
7.	LAM Yau Man
8.	TAM Ming Kai
9.	LAU Chi Ho Hebitz
10.	WONG Kwong Lin
11.	LEUNG Ka Wang
12.	LO Chi Wing

Schedule 7.2(l) – List of Non-Disclosure and Non-Compete Individuals and Entities

The following individuals and entities have entered into a Non-Disclosure and Non-Compete Agreement with the Seller:

13.	KWAN Ping Yuen
14.	CHIU Cheuk Pong
15.	WONG Ka Ki
16.	WONG Chi Fung
17.	QBS System Limited
18.	QBS Flywheel Limited
19.	Wolf Asia Pty Limited

Exhibit A – Form of Lock-Up Agreement

The Form of Lock-Up Agreement is to be incorporated into this Agreement at Closing.

Exhibit B – Form of Employment Agreement

The Form of Employment Agreement is to be incorporated into this Agreement at Closing.

Exhibit C – Form of Non-Disclosure and Non-Compete Agreement

The Form of Non-Disclosure and Non-Compete Agreement is to be incorporated into this Agreement at Closing.

Exhibit 7.2(h) –Seller Consents

The Seller Consents are to be incorporated into this Agreement at Closing.